Exhibit 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza® Announces First Quarter 2016 Financial Results

Strong Fundamentals and Continued Innovation Help Drive Positive Results

ANN ARBOR, Michigan, April 28, 2016: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the first quarter of 2016, comprised of growth in same store sales, global store counts and earnings per share. Domestic same store sales grew 6.4% during the quarter versus the year-ago period, continuing the 20-quarter positive sales momentum in the U.S. business. The international division also posted strong results with quarterly same store sales growth of 7.9%, marking the 89th consecutive quarter of international same store sales growth. The Company had global net store growth of 162 stores in the quarter, and 953 net new stores on a trailing thirteen period basis.

Diluted EPS was 89 cents for the first quarter, which was up 9.9% over the Company’s reported EPS in the prior year quarter. During the quarter, the Company received and retired 456,936 shares of its common stock upon the completion of its previously announced accelerated share repurchase (ASR) program. The Board of Directors also declared a 38-cent per share quarterly dividend for shareholders of record as of June 15, 2016, to be paid on June 30, 2016.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “We started 2016 with yet another strong quarter of growth for both our international and domestic operations. Business remains robust thanks to our tremendous fundamentals and brand momentum.”

First Quarter Highlights:

(dollars in millions, except per share data)	First Quarter of 2016	First Quarter of 2015
Net income	$45.5	$46.3
Weighted average diluted shares	51,230,604	57,013,552
Diluted earnings per share	$0.89	$0.81

•	Revenues were up 7.4% for the first quarter versus the prior year period, due primarily to higher supply chain revenues from increased volumes. Increased domestic franchise and Company-owned store revenues and higher international revenues resulting from both same store sales and store count growth also contributed to this increase. The negative impact of foreign currency exchange rates partially offset this increase.

•	Net Income was down 1.8% for the first quarter versus the prior year period, due to higher interest expense as a result of the Company’s 2015 recapitalization, as well as the negative impact of foreign currency exchange rates. Higher domestic and international same store sales growth, global store count growth and higher supply chain volumes partially offset this decrease.

•	Diluted EPS was 89 cents for the first quarter versus 81 cents in the prior year quarter. This represents an 8-cent or 9.9% increase over the prior year quarter. This increase was driven by the aforementioned operating results as well as lower diluted share counts, primarily as a result of the ASR program.

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Domino’s Pizza: Q1 2016 Earnings Release, Page Two

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page three for additional details.

	First Quarter of 2016	First Quarter of 2015
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+4.0%	+15.9%
Domestic franchise stores	+6.6%	+14.4%

Domestic stores	+6.4%	+14.5%

International stores (excluding foreign currency impact)	+7.9%	+7.8%

Global retail sales growth: (versus prior year period)
Domestic stores	+7.9%	+16.5%
International stores	+6.7%	+5.0%

Total	+7.3%	+10.4%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+7.9%	+16.5%
International stores	+15.4%	+16.4%

Total	+11.7%	+16.4%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at January 3, 2016	384	4,816	5,200	7,330	12,530
Openings	1	17	18	163	181
Closings	—	(2)	(2)	(17)	(19)

Store count at March 27, 2016	385	4,831	5,216	7,476	12,692

First quarter 2016 net change	1	15	16	146	162

Trailing four quarters net change	6	126	132	821	953

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its first quarter 2016 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at biz.dominos.com. The webcast will also be archived for one year on biz.dominos.com.

Accelerated Share Repurchase Program

During the first quarter of 2016, the Company’s previously announced $600.0 million ASR program was completed. On March 14, 2016, at final settlement, the Company received and retired 456,936 shares of its common stock based on the terms of the related ASR agreement. The average purchase price per share for all of the 5,315,930 shares the Company received and retired over the entirety of the $600.0 million ASR program was $112.87. As of April 21, 2016, the Company had authorization for repurchases of $200.0 million remaining under its open market share repurchase program.

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Domino’s Pizza: Q1 2016 Earnings Release, Page Three

Liquidity

As of March 27, 2016, the Company had approximately:

•	$178.3 million of unrestricted cash and cash equivalents;

•	$2.21 billion in total debt; and

•	$78.8 million of available borrowings under its $125.0 million variable funding notes, net of letters of credit issued of $46.2 million. The Company has collateralized $35.0 million of these letters of credit with restricted cash, and has the ability to access this cash with minimal notice.

The Company invested $10.5 million in capital expenditures during the first quarter of 2016, versus $7.6 million in the first quarter of 2015. Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $6.7 million in the first quarter of 2016.

(in thousands)	First Quarter of 2016
Net cash provided by operating activities	$17,148
Capital expenditures	(10,486)

Free cash flow	$6,662

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” which is calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

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Domino’s Pizza: Q1 2016 Earnings Release, Page Four

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 12,600 stores in over 80 international markets. Domino’s had global retail sales of over $9.9 billion in 2015, with more than $4.8 billion in the U.S. and nearly $5.1 billion internationally. In the first quarter of 2016, Domino’s had global retail sales of over $2.3 billion, with over $1.1 billion in the U.S. and nearly $1.2 billion internationally. Its system is comprised of independent franchise owners who accounted for nearly 97% of Domino’s stores as of the first quarter of 2016. Emphasis on technology innovation helped Domino’s generate over 50% of U.S. sales from digital channels at the end of 2015, and an estimated $4.7 billion annually in global digital sales. Domino’s features an ordering app lineup that covers nearly 95% of the U.S. smartphone market and recently introduced several innovative ordering platforms, including Ford SYNC®, Samsung Smart TV® Apple Watch and Amazon Echo, as well as Twitter and text message using a pizza emoji. In late 2015, Domino’s announced the design and launch of the DXP®, a purpose-built pizza delivery vehicle, as well as its first digital customer loyalty program.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view a schedule of upcoming earnings releases, significant announcements and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product, digital ordering and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q1 2016 Earnings Release, Page Five

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	March 27, 2016	% of Total Revenues	March 22, 2015	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$96,443		$92,375
Domestic franchise	68,151		61,774
Supply chain	335,695		311,656
International franchise	38,886		36,222

Total revenues	539,175	100.0%	502,027	100.0%

Cost of sales:
Domestic Company-owned stores	72,755		68,152
Supply chain	299,204		276,809

Total cost of sales	371,959	69.0%	344,961	68.7%

Operating margin	167,216	31.0%	157,066	31.3%
General and administrative	68,504	12.7%	62,813	12.5%

Income from operations	98,712	18.3%	94,253	18.8%
Interest expense, net	(25,870)	(4.8)%	(20,071)	(4.0)%

Income before provision for income taxes	72,842	13.5%	74,182	14.8%
Provision for income taxes	27,391	5.1%	27,893	5.6%

Net income	$45,451	8.4%	$46,289	9.2%

Earnings per share:
Common stock – diluted	$0.89		$0.81
Dividends declared per share	$0.38		$0.31

Domino’s Pizza: Q1 2016 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 27, 2016	January 3, 2016
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$178,252	$133,449
Restricted cash and cash equivalents	154,123	180,940
Accounts receivable	130,520	131,582
Inventories	39,108	36,861
Advertising fund assets, restricted	90,651	99,159
Prepaid expenses and other	33,832	20,646

Total current assets	626,486	602,637
Property, plant and equipment, net	131,060	131,890
Other assets	63,213	65,318

Total assets	$820,759	$799,845

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$41,593	$59,333
Accounts payable	86,137	106,927
Dividends payable	19,398	557
Advertising fund liabilities	90,651	99,159
Other accrued liabilities	95,947	110,007

Total current liabilities	333,726	375,983
Long-term liabilities:
Long-term debt, less current portion	2,173,403	2,181,460
Other accrued liabilities	43,909	42,653

Total long-term liabilities	2,217,312	2,224,113
Total stockholders’ deficit	(1,730,279)	(1,800,251)

Total liabilities and stockholders’ deficit	$820,759	$799,845

Domino’s Pizza: Q1 2016 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Quarter Ended
	March 27, 2016	March 22, 2015
(In thousands)
Cash flows from operating activities:
Net income	$45,451	$46,289
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,221	7,347
Losses on sale/disposal of assets	86	150
Amortization of debt issuance costs	1,660	1,274
Provision for deferred income taxes	4,397	198
Non-cash compensation expense	4,898	4,466
Tax impact from equity-based compensation	(31,896)	(4,677)
Other	135	74
Changes in operating assets and liabilities	(15,135)	29,624

Net cash provided by operating activities	17,817	84,745
Cash flows from investing activities:
Capital expenditures	(11,155)	(7,600)
Proceeds from sale of assets	1,742	6,789
Changes in restricted cash	26,817	(579)
Other	(587)	1,556

Net cash provided by investing activities	16,817	166
Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	(27,459)	(103)
Proceeds from exercise of stock options	9,182	1,196
Tax impact from equity-based compensation	31,896	4,677
Purchases of common stock	—	(29,512)
Tax payments for restricted stock upon vesting	(3,036)	(3,632)
Payments of common stock dividends and equivalents	(164)	(13,965)

Net cash provided by (used in) financing activities	10,419	(41,339)

Effect of exchange rate changes on cash and cash equivalents	(250)	564

Change in cash and cash equivalents	44,803	44,136
Cash and cash equivalents, at beginning of period	133,449	30,855

Cash and cash equivalents, at end of period	$178,252	$74,991

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